UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MANNING & NAPIER FUND, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Important Information Regarding an Upcoming Shareholder Proxy

As a shareholder in one or more Series of the Manning & Napier Fund, Inc. (the “Fund”), you will be receiving a proxy statement in the coming days regarding a shareholder meeting on August 19, 2022 to consider a proposal to elect Directors to the Board of Directors of the Fund, and a second proposal to approve a new investment advisory agreement for your respective Series between Manning & Napier Advisors, LLC and the Fund. If you are a shareholder of the Rainier International Discovery Series, you will also be asked to approve a new investment sub-advisory agreement between Manning & Napier Advisors, LLC and Rainier Investment Management, LLC as part of the second proposal.

As the meeting date nears, you may receive additional mailings or telephone calls from our proxy vendor asking you to vote your shares if you have not already done so. We wanted to provide you with advance notice of this in the event a representative from the Broadridge Proxy Services Center contacts you on our behalf. Should you have any questions regarding the proposals, please reach out to your Manning & Napier representative.

The proxy statement will be mailed on or about July 1, 2022 to all shareholders eligible to vote on the proposals, including shareholders who invest in the Fund through a separately managed account. Please read the proxy statement carefully when you receive it because it contains important information regarding the proposals. After reviewing this information, please vote by phone, internet, or mail. The proxy statement is also available here:

https://materials.proxyvote.com/Approved/MC2933/20220621/NPS_511043.PDF